EXHIBIT 5

[Faegre Drinker Biddle & Reath LLP Letterhead]
May 8, 2020

Board of Directors
Polaris Inc.
2100 Highway 55
Medina, Minnesota 55340

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the offering of up to 3,450,000 additional shares of Common Stock, par value $.01 per share (the “Shares”), of Polaris Inc., a Minnesota corporation (the “Company”), pursuant to the Company’s 2007 Omnibus Incentive Plan (As Amended and Restated April 30, 2020), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable under the current laws of the State of Minnesota.

We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By: /s/ Amy C. Seidel
Amy C. Seidel
Partner